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TRADING SYMBOLS                                 FOR FURTHER INFORMATION CONTACT:
NASDAQ: OPPCF                                               ROBERT L. HODGKINSON
TSE: OPP                                                               TED CLARK
                                                               AT 1-800-444-7704
                                                              TED@OPTIMAPETE.COM


                                  NEWS RELEASE

                            SALE OF CANADIAN ASSETS


CALGARY, ALBERTA - MAY 30, 1997 - OPTIMA PETROLEUM CORPORATION today announced that it has closed the sale of a substantial portion of its Canadian petroleum assets for $16.8 milllion cash, plus adjustments. Funds will be used to retire corporate debt, accelerate development of the Company's U.S. asset base and pursue additional opportunities designed to significantly increase shareholder value.

Optima Petroleum Corporation is an independent oil and gas exploration company targeting the development of projects with a minimum potential of five million barrels equivalent in the U.S. Gulf Coast and West Texas, New Mexico Permian Basin. Common shares trade actively on the NASDAQ National Market System and the Toronto Stock Exchange.


/s/ RONALD P. BOURGEOIS
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Ronald P. Bourgeois,
Chief Financial Officer